(logo) CHASE



                                                                       EXHIBIT I



                             MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 1996, except as specifically noted below, Chase Manhattan Mortgage Corporation ("CMMC"), Chase Mortgage Services incorporated ("CMSI") and Chemical Mortgage Company ("CMC") and their subsidiaries (collectively, the "Group") has complied in all material respects, with the minimum servicing standards (the "Standard(s)") set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP). During the year ended December 31, 1996, certain instances of non-compliance with the Standards occurred. Except as specifically noted, the following instances of non-compliance have been remedied and procedural enhancements have been implemented.



BANK ACCOUNTS

         STANDARD: CUSTODIAL BANK ACCOUNTS AND RELATED BANK CLEARING ACCOUNT RECONCILIATION SHALL BE PREPARED WITHIN FORTY-FIVE (45) DAYS AFTER THE CUTOFF DATE AND DOCUMENTED RECONCILING ITEMS SHALL BE RESOLVED FROM THESE RECONCILIATIONS WITHIN NINETY (90) CALENDAR DAYS OF THEIR ORIGINAL IDENTIFICATION.

         Certain of the Group's custodial accounts and related bank clearing accounts were not consistently reconciled within 45 days during the year. In addition, reconciling items documented on the reconciliations were not always resolved within 90 days after identification. Weekly management reviews have been initiated for the higher volume accounts to ensure reconciliations are performed and reconciling items are cleared in accordance with the Standards and new company policy. Specific project plans have been placed in operation to ensure that the population of reconciling items is worked and eventually cleared. Additionally, work orders for technological enhancements to facilitate the reconciliation process are being developed.


DISBURSEMENTS

         STANDARD: UNISSUED CHECKS SHALL BE SAFEGUARDED SO AS TO PREVENT UNAUTHORIZED ACCESS.

         Controls surrounding the Corporation's safeguarding of unissued checks were determined to be inadequate. There was limited accountability for checks printed and issued, and multiple employees had system access to reprint checks. In addition, blank checks for various disbursing amounts do not have pre-printed serial numbers which would enable area management to effectively track missing and voided checks. Management has requested new checks with pre-printed serial numbers on them. Additionally, management has placed into operation new scanners to be installed on the Corporation's check printers, which will enable management to print detailed reports on check printing, handling and reconciliation via the printer account logs.



                                  (logo) CHASE



MORTGAGOR LOAN ACCOUNTING

         STANDARD: ESCROW ACCOUNTS SHALL BE ANALYZED, IN ACCORDANCE WITH THE MORTGAGOR'S LOAN DOCUMENTS, AT LEAST ON AN ANNUAL BASIS.

         During 1996, there were instances in which an escrow analysis was not performed on certain loans within the required 12-month cycle. These exceptions were primarily attributed to missing tax or insurance details required by area management to effectively perform an escrow analysis. Management is currently utilizing tracking worksheets to accelerate the information gathering process and is investigate system upgrades to enable it to more efficiently perform the required escrow analyses within the established timeframe.

Management believes it has taken definitive actions and implemented controls and procedures to address and correct the instances of noncompliance which occurred during 1996.

As of and for the year ended December 31, 1996, the Corporation had in effect fidelity bond and errors and omissions policies in the amounts of $200,000,000 and $25,000,000, respectively.


/s/ Thomas Jacob                                  3-25-97
Thomas Jacob                                      Date
Chief Executive Officer

/s/ Steve Rotella                                 3-24-97
Steve Rotella                                     Date
Executive Vice President

/s/ Glenn Mouridy                                 3-25-97
Glenn Mouridy                                     Date
Executive Vice President
Chief Financial Officer

/s/ Lucy Gambino                                  3-24-97
Lucy Gambino                                      Date
Asisstant Vice President - Risk Management